Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO

Second Quarter 2023 Earnings Teleconference

July 27, 2023, 1:30 p.m. (PT)

Pedro Pizarro, President and Chief Executive Officer, Edison International

I would like to begin with three financial comments. First, driven by EIX’s impressive performance through June, we are confident in our 2023 core EPS guidance of $4.55 to $4.85. Second, we remain fully confident in — and committed to — delivering our long-term EPS growth target of 5 to 7% from 2021 through 2025. This target incorporates all known business headwinds, but does not factor in potential tailwinds, which could present significant upside. Third, based on the strength of SCE’s 2025 GRC application and other investment opportunities, we are providing EPS growth guidance of 5 to 7% for 2025 through 2028, which provides the path toward $7 in earnings per share potential for 2028. Underpinning this is the rate base growth driven by the essential investments to advance California’s clean energy transition. Importantly, these actions will maintain SCE’s cost leadership and the lowest system average rates for customers among California’s investor-owned utilities for the foreseeable future. We are proud of this commitment; I’ll share more on this later.

On the operational front, my two key messages today are: First, SCE is strategically positioned to make substantial investments in the reliability, resiliency, and readiness of the grid, as outlined in its 2025 GRC application; Second, SCE is well prepared for the wildfire season due to its successful grid hardening actions. I will also emphasize that core to all we do is sustainability, as Edison International remains at the forefront of the clean energy transition.

Please turn to page 3. On May 12, SCE filed its 2025 GRC Application. The overarching objectives are to ensure the grid is reliable, resilient, and ready. Reliable so that it can meet customers’ needs today and in the future. Resilient to protect public safety and the integrity of the grid. And ready to support the widespread electrification and decarbonization needed to meet California’s ambitious greenhouse gas reduction goals. These GHG-reduction goals are not just “stretch targets” — they are deeply embedded in the fabric of California’s most important legislative and policy frameworks. Mindful of the longer-term costs of inaction when confronting the global climate crisis, SCE’s GRC reflects that urgent need for the State to rapidly electrify vast swaths of the economy, which is facing the fastest electricity demand growth in decades. To meet these objectives, SCE requested a 2025 base revenue requirement of $10.3 billion; an increase of $1.9 billion, or about 12% over total 2024 rates. This also represents a system average rate increase of 9% and an average residential customer bill increase of 10%.

The 2025 through 2028 period will be critical to achieving California's 2030 and 2045 climate goals. SCE will continue to make substantial investments in wildfire mitigation to address the remaining wildfire risk on the system. There is also a need to ramp up infrastructure replacement work, returning to historical levels of proactive replacement to safeguard reliability. Two key themes are always top-of-mind in any of SCE’s applications, and in how the company runs. Those are operational excellence and affordability for customers. We recognize that the investments in the grid are borne by customers, so we continuously look for ways to gain efficiencies and save customers money.

SCE has been building its capabilities in artificial intelligence and advancing the integration of technology into its operations. In 2018, SCE began to apply technology to some of its highest priority challenges including wildfire risk mitigation and data quality. SCE has implemented several computer vision algorithms as part of the T&D aerial inspection process to scan images and detect defects like broken cross arms and other failure risks that could lead to outages or ignitions. The utility is now leveraging its images, other data, and these algorithms to develop other predictive models that can identify and refine asset data to more efficiently operate the grid, enhance fire spread modeling, and better prioritize grid hardening efforts. Building on this and further leveraging tools such as artificial intelligence, robotic process automation and mobile solutions, SCE is ramping up its efforts around the customer experience, integrated grid planning and execution, and driving efficiencies in its support functions. Examples include predicting customer issues before they call and proactively addressing them or diverting them to the lowest cost, most effective channel; leveraging speech and image recognition in inspections to automatically fill out surveys and focus the inspections; and using generative AI to create first drafts of everything from communications to data request responses. I’m proud that SCE is an early mover in implementing new technology that furthers its operational excellence and affordability goals.

Turning to page 4, let me give you a brief update on the 2017 and 2018 Wildfire and Mudslide Events. SCE is putting finishing touches on the TKM cost recovery application and expects to file in August. I reiterate that SCE will seek full CPUC cost recovery, excluding amounts already recovered or foregone under the agreement with the Safety and Enforcement Division. SCE will show its strong, compelling case that it operated its system prudently and that it is in the public interest to authorize full cost recovery.

Looking at this year’s wildfire season, SCE's confidence in mitigating wildfires associated with its equipment continues to grow. Over the past couple of years, SCE has deployed covered conductor at a rate of approximately 100 miles per month and has now replaced nearly 5,000 circuit miles of bare wire with covered conductor since the inception of this program around four and a half years ago. In addition to this CPUC-endorsed grid hardening measure, SCE completes 360-degree inspections of its transmission and distribution structures that represent up to 99% of risk each year prior to peak fire season and performs repairs and replacements. SCE continues its robust vegetation management programs, inspecting 1.6 million trees across the service area annually and typically mitigating approximately 850,000. More than half of those trees are in high fire risk areas. In 2023, SCE plans to inspect over 130,000 trees that pose a threat of falling into SCE’s electrical equipment in the highest-risk locations.

Now let me give you some proof points of how well this is all working to reduce ignitions and their impacts. On fully covered segments, there have not been any ignitions due to failure of covered conductor. In 2021 and 2022, there were 98% fewer structures destroyed and 92% fewer acres burned than in 2017 and 2018. These and numerous other statistics are shown on page 5.

As it has since 2021, SCE uses a rigorous, insurance-industry modeling approach to estimate the probability of losses from catastrophic wildfires relative to the thresholds defined by AB 1054. Incorporating SCE’s latest mitigation data into the industry-leading North America Wildfire HD Model, Moody’s RMS now estimates SCE has reduced the probability of losses from catastrophic wildfires by 85% compared to pre-2018 levels, as highlighted on page 6. Importantly, the contribution from public safety power shutoffs continues to decline and is now only 10%. SCE has been expeditiously hardening its grid since 2018, with 76% of distribution lines in HFRA expected to be hardened by year-end, which you can see on page 7. SCE anticipates ramping down its flagship mitigation measure, covered conductor, beginning in 2025, and largely completing its targeted undergrounding work by the end of 2028.

The state of California continues to allocate substantial funding to forest resiliency and fire suppression, including CAL FIRE crews and aerial resources. We were pleased that the approved state budget maintained $2.7 billion — 98% of the original proposal — over four years for critical investments restoring forest and wildland health to continue reducing the risk of catastrophic wildfires in the face of extreme climate conditions. To put the state’s commitment in context, the total 2023-24 CAL FIRE budget of $4.1 billion is double what was originally enacted in the 2017-18 budget and CAL FIRE’s staffing has increased by 74% since then.

Edison International remains at the forefront of the clean energy transition and continues to execute on its strategy and net-zero commitment. As climate change continues to challenge our world in unprecedented ways, I’m confident in the strength of our team to lead the transition affordably and effectively. We’re paving the way for a future powered by 100% carbon-free electricity, adapting our system to climate change, and supporting customers in reaching net-zero emissions. While the road ahead is long, our 2022 progress demonstrates our sense of urgency and ongoing commitment to sustainability. I encourage you to read our 2022 Sustainability Report for details about our accomplishments, goals, and long-term ESG commitments. I’ll highlight a few accomplishments, which are covered on pages 8 and 9: In 2022, SCE delivered 45% carbon-free power to customers, installed electric vehicle charging infrastructure to enable customers to add more than 500 medium- and heavy-duty electric vehicles, and installed or contracted for more than 1,800 megawatts of energy storage. By year-

end, SCE’s energy storage portfolio totaled more than 5,000 megawatts, one of the largest in the nation. Our team continues to forge coalitions nationally and internationally to address climate change and we are proud to lead the way on these initiatives and partnerships and to support our stakeholders. A future powered by clean electricity is upon us. We stand ready to make this future a reality — reliably, affordably, and sustainably.

Maria Rigatti, Executive Vice President and Chief Financial Officer, Edison International

In my comments today, I will discuss second quarter results, our 2023 EPS guidance, and provide some additional insight into our long-term core EPS growth expectations.

Starting with the second quarter of 2023, EIX reported core EPS of $1.01. As you can see from the year-over-year quarterly variance analysis shown on page 10, SCE’s second quarter earnings saw a 13-cent increase. Among the major items, GRC attrition year revenue escalation added 19 cents year over year. Additionally, higher FERC and other revenue added 4 cents and there was a 10-cent increase related to balancing account interest income. Partially offsetting this growth was an increase in interest expense of 16 cents, driven by higher interest rates associated with funding wildfire claims payments. At EIX Parent and Other, there was a negative variance of 6 cents primarily due to higher holding company interest expense. Overall, we are pleased with our performance through the first half of the year and are confident in delivering on our full-year core EPS guidance of $4.55 to $4.85, laid out on page 11, which we are reaffirming today.

I will now discuss SCE’s capital expenditure forecast, shown on page 12. Following SCE’s 2025 GRC filing in May, we introduced our 2023 through 2028 capital plan of $38 to $43 billion, underpinned by spending covered by SCE’s 2021 and 2025 general rate cases. During the 2025 GRC cycle, which extends through 2028, we project annual capital deployment to be in the $8 billion range, which is double the level from only six years ago. Over 85% of SCE’s investments are in its distribution grid. These are essential to meeting reliability, resiliency, and readiness objectives that support the widespread electrification and decarbonization needed to meet California’s greenhouse gas reduction goals.

You may ask, “how do you plan to finance this significant step-up in capex?” The vast majority will be financed with cash from operations and debt. Between 2025 and 2028, we expect our equity needs will be fulfilled using internal programs, which typically bring in about $100 million of equity annually, totaling about $400 million over the period. We expect this financing plan to keep us within the 15 to 17% FFO-to-debt range through 2028. As a reminder, this financing plan does not incorporate potential cost recovery in the legacy wildfire proceedings.

I want to highlight that SCE’s capital expenditure forecast does not include substantial additional capital deployment opportunities. There is at least $2 billion of potential investment that SCE will request in standalone applications over the next couple of years. As you may recall, filing standalone applications in California is typical when major projects are still in early stages at the time GRC testimony is developed. Let me give you some historical perspective. You can see on page 13 that SCE has obtained approvals of standalone applications for approximately $3 billion of capital spending over the past two rate case cycles. Discrete applications have contributed meaningful growth in the past, and we expect that to continue in the future. To wrap up my comments on the upside opportunities, CAISO’s recently approved transmission plan identified 17 projects that upgrade SCE’s existing facilities. As the incumbent transmission owner, these projects represent at least $2.3 billion of FERC transmission investment for SCE. The CAISO plan also identified $3 billion of competitive projects in southern California that SCE will be able to compete for. Turning to page 14, SCE’s GRC request supports approximately 6 to 8% rate base growth, starting from a 2023 base of $41.9 billion, which itself is nearly 20% higher than only two years ago. Rate base growth through 2028 is driven by the crucial grid infrastructure needed to facilitate California’s leading role in transitioning to a carbon-free economy.

Page 15 shows our progress in successfully executing the parent company’s 2023 financing plan. SCE and the parent issued debt during the quarter and both transactions were well within our average projected refinancing rates by 2025, further bolstering our confidence in achieving our 2025 EPS guidance.

Page 16 provides an update on the CPUC cost of capital mechanism. Given that the Moody’s Baa utility bond index is trading well above the deadband with only two months remaining in the annual measurement period, it is likely the mechanism will trigger. We believe an upward ROE adjustment is justified given the current interest rate environment has increased the utility cost of capital in line with the overall financial market. Once triggered, SCE will file an advice letter to implement the adjustment to the 2024 ROE, and update the costs of debt and preferred equity. The CPUC equity ratio will remain at 52% on an adjusted basis, consistent with the proposed decision issued yesterday afternoon to extend SCE’s capital structure waiver for two years or until final decisions have been made on cost recovery for the 2017 and 2018 events.

I’ve previously discussed our operational excellence program and noted that we would share updates along the way. SCE’s employee-driven ideas have identified O&M savings for customers that are already reflected in the GRC request. We work tirelessly to continue fleshing out these ideas and finding additional benefits for customers, irrespective of the GRC cycle. I’m pleased to share some tangible examples of our successful efforts to find efficiencies, which you can see on page 17.

Starting on the left side, in May, the CPUC approved SCE’s expanded wildfire self-insurance program, which saves customers approximately $160 million per year and has the potential for greater long-term savings.

In the category of work planning, we’ve successfully implemented our wildfire mitigation plan year in and year out and have continually found ways to improve. To give you an example, SCE programmatically inspects about 216,000 structures in high fire risk areas every year from the ground and the air, which in the past was performed by distinct teams. We have transformed the program by combining ground and aerial inspections into a single, 360-degree inspection process. This reduces driving time in the field, benefits safety for field personnel, and improves overall quality and customer experience. Through this effort, we expect to generate nearly $55 million in cumulative O&M savings.

In the category of procurement, we are successfully finding ways to buy better. We recently re-evaluated the prescription benefit provider in our healthcare plans and switched vendors, achieving about $50 million of cumulative O&M savings, while maintaining the level of benefits and service for our employees.

These are just representative examples that clearly demonstrate the value our team can uncover and implement in a short period of time. We are excited about such opportunities to provide savings to customers, and we will continue to share additional examples with you in the future.

Turning to our financial commitments, we remain confident in our 5 to 7% EPS growth rate guidance from 2021 through 2025. I reiterate our management team’s steadfast focus on delivering this growth. Additionally, for the 2025 to 2028 period, we expect to continue core EPS growth of 5 to 7%, which provides a pathway toward $7 earnings per share potential for 2028, shown on page 18. For you to further understand this pathway, we have also provided some key sensitivities on page 25 of the appendix. We see this long-term EPS growth as highly achievable for three primary reasons:

●	First, the core driver for this earnings trajectory is SCE’s strong rate base growth.
●	Second, the headwinds we have navigated over the past couple of years will have mostly stabilized by 2025, allowing for a simplified growth story through 2028. These past headwinds included the cost of financing wildfire claims payments, driven by both the increase in legacy wildfire reserves and higher interest rate environment, the reduction in CPUC ROE, and issuance of preferred equity at the parent to strengthen the balance sheet. Taking these into consideration, you can see that the midpoint of our 2025 guidance provides a stable platform for a strong long-term growth trajectory.
●	Third, this growth is achievable even without incorporating a few key items. We can achieve this growth at SCE’s current authorized ROEs and rate base forecast, without factoring in the additional capex potential I mentioned earlier or upside to the cost of capital by 2028. Additionally, we have not incorporated potential cost recovery in the legacy wildfire proceedings, which clearly presents substantial upside value to our long-term earnings power and credit profile.

Based on these factors, I want to underscore we see 5 to 7% growth as highly achievable. We firmly believe we can achieve our targeted growth, both for 2025 and 2028, based on SCE’s significant investment to ensure the grid is reliable, resilient, and ready for California’s economywide clean energy transition.